UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 20, 2015

American Liberty Petroleum Corp.
(Exact name of Registrant as specified in charter)

Nevada	000-54004	98-0599151
(State of Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8561 East Anderson Drive, Suite 104
Scottsdale, AZ	85225
(Address of Principal Executive Offices)	(Zip Code)

(480) 478-6660
Registrant’s telephone number, including area code

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory

Arrangements of Certain Officers.

Effective February 20, 2015, American Liberty Petroleum Corp. (the “Company”) is appointing Joseph Roth and Randall Letcavage to the Company’s Board of Directors.

Joseph Roth has spent the last three decades plus as a corporate sales, marketing, and management executive with Fortune 50 companies as well as entrepreneur opportunities.  For the past five years he has been self employed as a consultant to small and medium sized companies and C-level executives.  From 2008-2010, he was Chief Operating Officer of ShopBox, LLC, a business process outsourcing company that specialized in the execution of web-based kiosk marketing strategies. He was responsible for securing partnership deals with NASCAR, NFL, NHL, and NBA leagues, teams, and franchises.  From 2003 to 2008, Mr. Roth was President of CMB Franchising, Inc., a licensed Area Developer of Extreme Pita Restaurants of Canada for Arizona and Nevada.  During this time he oversaw the construction, development and operations of ten stores generating a 25% increase over the second highest volume franchise in the US.  From 1996-2003, Mr. Roth was Managing Partner of Cypress Staffing Services, LLC, a company he founded in 1999 that provides private duty home care throughout Central Arizona. Cypress grew from scratch to become the largest company in AZ within its industry category in less than 4 years.

Randall Letcavage brings in excess of 25 years plus of business experience specializing in the financial markets, investment banking and business consulting.  Currently, Mr. Letcavage is Chairman, CEO, and President of Premier Holding Corp, which is publicly traded on the OTCQB exchange.  For the past 20 years Mr. Letcavage has been an investment banker widely recognized for numerous achievements as well as his role of Founder, Officer and Director of the iCapital Group that includes iCapital Finance Inc, iCapital Advisory LLC and iCap Development LLC (A National “CDE” Community Development Entity – Certified by the U.S Treasury Department). Mr. Letcavage has advised numerous clients on various transactions and financings in a wide range of industries, including technology, healthcare, financial services, entertainment, energy and Green Initiatives.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Liberty Petroleum Corp. (Registrant)

Signature	Title	Date

/s/ Gregg Linn	President	February 20, 2015
Gregg Linn